Exhibit 99.1

January 28, 2022

Dear Fellow Shareholders,

“Enable people to envision a future that sustains the best from their past while also holding out new possibilities.”

— Ronald Heifetz, The Practice of Adaptive Leadership

It is challenging to imagine the profound differences between the years 1887 and 2021 in terms of each era’s prevailing economies, technologies and cultures. So, I am especially pleased to share that we concluded our 134th year in business with our sixth consecutive year of record financial results.

Between our founding in the 19th Century and your reading of this letter in the 21st, your Bank has navigated the intervening years and events – both the expected and wholly unforeseen – and is thriving as never before.

We cannot reduce our success to a single element. But, staying the course in terms of our traditional conservative values, while adapting efficiently and at times boldly to emerging marketplace opportunities, is at the heart of our formula for sustained growth.

Another Record Year of Financial Results

For the sixth consecutive year, Farmers achieved record financial results as the Bank continues to pursue initiatives that diversify its sources of income, conservatively manage risk, increase its market share and proactively manage expenses.

Annual net income set a record at $51.8 million, which is approximately a 27 percent increase over 2020. This success is significantly attributed to fee-based businesses, income from the Paycheck Protection Program (PPP), and the successful acquisition of Cortland Bancorp, Inc.

Farmers closed out 2021 with continued loan growth, with total loans at $2.3 billion compared to $2.08 billion in 2020, a 10.6 percent increase. Total deposits increased 34 percent over the prior year.

Finally, our book value per share increased 12% to a record $13.94 at December 31, 2021, representing the 8th consecutive year of higher year-over-year growth in our book value per share.

Canton Lab Branch

At Farmers, we have an on-going commitment to advancing banking technology. I am proud to announce that we will open our second technology-leading Lab Branch prototype, slated to open later this year in Canton. We successfully launched our first Lab Branch prototype in Canfield in July 2020.

Located at 5443 Whipple Ave NW, near I-77 and the Belden Village Mall, the Lab Branch will house all of the bank’s emerging technology and customer service initiatives, including Interactive Teller Machines (ITM) in the lobby and drive thru. ITM’s allow customers to speak to a specialized banking associate via video conferencing.

A crucial part of your Bank’s strategic planning each year includes analyzing potential growth markets. In Canton and Stark County, our Lab Branch concept will allow us to approach the retail banking experience in an exciting way. We can continue to deliver the legendary customer service Farmers is known for through this exciting opportunity to interact with consumers and walk them through new technology.

Wealth Management

Building on the record revenue and impressive momentum generated during this past year, our Wealth Management Division associates are poised to continue to leverage their collective talents and expertise in 2022.

As of December 31, 2021, Wealth Management Assets under care were $3,139,058,500, with a total revenue of $22,403,588.

Now in the fourth year of our Wealth Management 360 branding message, our team of Wealth Management professionals continue to work diligently with their internal business partners and across all product lines to deliver financial solutions to our clients and prospects. Individual and business clients will have access to all of our capabilities including: investment management, financial planning and retirement plan and insurance solutions along with premium-priced lending and deposit products.

With a strategic focus on technology upgrades, tailored solutions and operating efficiencies, our Wealth Management division is well-positioned to maintain its strong record of revenue growth and margin enhancement.

Conclusion

Your Company’s Board of Directors and Executive Leadership Team are committed to sound principles of adaptive leadership. But, the strategies and actions of any style of leadership mean little if they are not embraced and well-executed.

On behalf of our Board and Leadership Team, I want to thank all of the Farmers team members who have responded and adapted to the new opportunities and challenges that each of the past six years of record financial growth have presented.

As always, I am open to your calls, letters, and emails.

Very truly yours,

Kevin J. Helmick

President & CEO